Exhibit 10.50

AMENDMENT TO INVESTMENT AGREEMENT

This Amendment to Investment Agreement, dated as of May 19, 2020 (this “Amendment”), to that certain Investment Agreement, dated July 11, 2016, as amended (the “Agreement”), is entered into by and between HealthLynked Corp., a Nevada corporation, with its principal executive offices at 1726 Medical Blvd Suite 101 Naples, FL 34110 (the “Company”), and Iconic Holdings, LLC, a Delaware limited liability company, with its principal executive offices at 2251 San Diego Ave, #B150, San Diego, CA 92110 (the “Investor” and together with the Company, the “Parties”). The purpose of this Agreement is to further amend the terms of the Agreement.

WITNESSETH

WHEREAS, Section 8(ii) of the Agreement provides that the Agreement shall terminate upon the date which is thirty-six (36) months after the Effective Date (as such term is defined in the Agreement) (the “Term”);

WHEREAS, pursuant to Section 10.6 of the Agreement, the Agreement may only be amended by a written instrument signed by the Parties; and

WHEREAS, the Parties desire to amend the Agreement to extend the Term of the Agreement.

NOW, THEREFORE, in exchange for good and valuable consideration, the sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1. Amendment. Section 8 “Termination” of the Agreement is hereby deleted in its entirety and replaced with the following:

“This Agreement shall terminate upon any of the following events:

i.	when the Investor has purchased an aggregate of Three Million Dollars ($3,000,000) in the Common Stock of the Company pursuant to this Agreement;

ii.	on May 15, 2022; or

iii.	at such time that the Registration Statement is no longer in effect; or

iv.	at any time at the election of the Company upon 15 days written notice.

Any and all shares, or penalties, if any, due under this Agreement shall be immediately payable and due upon termination of this Agreement.”

2. Acknowledgement. The Parties acknowledge that except as provided in this Amendment, all other terms and conditions of the Agreement, as amended, remain in full force and effect. The Parties reaffirm, ratify and confirm their respective obligations, covenants and agreements under the Agreement.

3. Miscellaneous.

(a) This Amendment may be executed and delivered (including by facsimile, DocuSign, or .pdf transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(b) To the extent that any provision of the Amendment needs to be waived or amended in order to allow the amendments made herein to be effective, such provisions are hereby waived and/or amended to the extent necessary to allow for the amendments made herein to be effective.

(c) This Amendment and any and all matters arising directly or indirectly herefrom shall be governed by and construed and enforced in accordance with the laws of the State of California, without giving effect to the choice or conflict of law principles thereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date written above.

HEALTHLYNKED CORP.

By:	/s/ George O’Leary
	Name:	George O’Leary
	Title:	Chief Financial Officer

ICONIC HOLDINGS, LLC

By:	/s/ Michael Sobeck
Name: Michael Sobeck
	Title:	Manager